Exhibit 3.1 (iii)

ROSS MILLER	Document Number
Secretary of State	20110268408-32
204 North Carson Street, Ste 1	Filed Date and Time
Carson City, Nevada 89701-4299	04/11/2011 8:14 AM
(775) 684-5708	Entity Number E0528262010-3
Website: secretaryofstate.biz
Filed in the office of
/s/ Ross Miller
Secretary of State
State of Nevada

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY-DO NOT HIGHLIGHTABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 After Issuance of Stock)

1.	Name of corporation:

Networking Partners, Inc.

2.	The articles have been amended as follows (article numbers, if available):

Article 3 is hereby amended to read in its entirety as follows, and new Articles 2.A, 4.A, 8, 9, 10, 11 and 12 are added to read in their entirety as follows:

ARTICLE 3
SHARES OF STOCK

Number and Class.  The amount of the total authorized capital stock of this corporation is One Hundred Million (100,000,000) shares consisting of Five Million (5,000,000) shares of preferred stock with a par value of $0.001 and Ninety-five Million (95,000,000) shares of voting (continued on attached pages)

3.
The vote by which the stockholders holding shares in the corporation in the corporation entitling the to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 55%.

4.	Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

5.	Officer Signature (Required): X /s/ Enzo Taddei

* If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

Important: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees.

(Continuation pages to Certificate of Amendment to Articles of Incorporation of Networking Partners, Inc.)

Common Stock with a par value of $0.001.

The Board of Directors may issues such shares of preferred stock in one of more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

No Preemptive Rights.  Holders of the Common Stock of the corporation shall not have any preference, preemptive right, or right of subscription to acquire any shares of the corporation authorized, issued or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible  into shares of the corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directions in its discretion, may determine from time to time.

Assessment of Shares.  The Common Stock of the corporation, after the amount of the subscription price has been paid, in money, property or services, as the directors of the corporation shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended this particular.

ARTICLE 2.A
PRINCIPAL OFFICE

Other Offices.  The corporation may maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kinds and nature may be conducted, and meetings of directors and stockholders held outside the State of Nevada with the same effect as if in the State of Nevada.

ARTICLE 4.A
DIRECTORS

Governing Board.  The members of the Board of Directors of the corporation shall be styled directors.

Initial Board of Directors.  The Board of Directors shall consist of at least two (2), but no more than seven (7) members.  The initial director shall serve as director of the corporation until the first annual meeting of the stockholders or until his successor shall have been elected and qualified.

ARTICLE 8
PERIOD OF DURATION

This corporation is to have perpetual existence.

ARTICLE 9
DIRECTORS’ AND OFFICERS’ LIABILITY

A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (1) acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) the unlawful payment of dividends.  Any repeal or modification of this Article by the stockholders of corporation shall be prospective only and shall not adversely affect any imitation on the personal liability of a director or officer of the corporation for acts and omissions prior to such repeal or modification.

ARTICLE 10
INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action ,suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connections therewith.  Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.  The expenses of officers and directors incurred in defending a civil or criminal action, suit of proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

The indemnification provided in this Article shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administers of such person.

ARTICLE 11
AMENDMENTS

This corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of incorporation or its Bylaws, in the manner now or hereafter prescribed by statue or by these Articles of Incorporation or said Bylaws, and rights conferred upon the stockholders are granted subject to this reservation.

ARTICLE 12
POWERS OF DIRECTORS

In furtherance, and not in limitation of the powers conferred by statute or the corporation’s Bylaws, the Board of Directors is expressly authorized:

(1)	Subject to the Bylaws, if any are adopted by the stockholders, to make, alter or repeal the Bylaws of corporation;

(2)	To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the corporation;

(3)	To authorize the guaranty by the corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities; and

(4)	To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purposes and to abolish any such reserve.